Exhibit 5.1

Mayer Brown LLP

71 South Wacker Drive

Chicago, Illinois 60606-4637

Main Tel +1 312 782 0600

Main Fax +1 312 701 7711

www.mayerbrown.com

October 2, 2013

RLI Corp.

9025 North Lindbergh Drive

Peoria, Illinois 61615

Ladies and Gentlemen:

We have acted as counsel to RLI Corp., an Illinois corporation (the “Company”), in connection with the filing of a registration statement on Form S-3 (Registration No. 333-185534) (the “Registration Statement”), including the prospectus constituting a part thereof, dated December 17, 2012, and the supplement to the prospectus, dated September 25, 2013 (collectively, the “Prospectus”), filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the issuance and sale by the Company of $150,000,000 aggregate principal amount of 4.875% Senior Notes due 2023 (the “Securities”).  The Securities will be issued under an indenture, dated as of October 2, 2013, between the Company and Deutsche Bank Trust Company Americas, as Trustee (the “Indenture”).

In rendering the opinions expressed herein, we have examined (i) the Indenture; and (ii) the Securities.  We have also examined such other documents and instruments and have made such further investigations as we have deemed necessary or appropriate in connection with this opinion.

In addition, we have examined such other documents, certificates and opinions, and have made such further investigation as we have deemed necessary or appropriate for the purposes of the opinions expressed below. In expressing the opinions set forth below, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document. As to all parties other than the Company, we have assumed the due authorization, execution and delivery of all documents, and, with respect to all parties other than the Company, we have assumed the validity and enforceability of all documents against all parties thereto, other than the Company, in accordance with their respective terms.

As to questions of fact material to our opinions (but not as to legal conclusions), we have, to the extent we deemed such reliance appropriate, relied upon certificates and other statements of officers of the Company and of public officials issued with respect to the Company.

Mayer Brown LLP operates in combination with other Mayer Brown entities with offices in Europe and Asia and is associated with Tauil & Chequer Advogados, a Brazilian law partnership.

Based upon and subject to the foregoing and to the assumptions, conditions and limitations set forth herein, we are of the opinion that upon the due execution, authentication, issuance and delivery of the Securities, and the receipt of the consideration therefor set forth in the Prospectus Supplement, the Securities will be valid and binding obligations of the Company entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization or similar laws affecting creditors’ rights generally and subject to general principles of equity.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the States of Illinois and New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

The opinions and statements expressed herein are as of the date hereof. We assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in applicable law which may hereafter occur.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the caption “Legal Matters” in the prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/S/ MAYER BROWN LLP
MAYER BROWN LLP

ESB: MBL